Exhibit 23(i)

                         CONSENT OF INDEPENDENT ASSAYER


Health Care Centers of America, Inc.

     I hereby consent to the filing of my report dated February 9, 1996, relating to seven mineral claims belonging to Health Care Centers of America, Inc., in Clark County, Nevada, with the annual report of Health Care Centers of America, Inc., filed on Form 10-KSB in accordance with Section 13 of the Securities Exchange Act of 1934.

     I further consent to the reference to my name in such report, to the effect that I have tested three samples delivered to me from such claims, and that such samples indicate commercial quantities of precious metals, including gold, platinum, iridium, and osmium.

                                  Metallurgical Research & Assay Laboratory

                                  By:   /s/ Donald E. Jordan
                                        -----------------------
                                        Donald E. Jordan


Henderson, Nevada
April 25, 1997